AMENDMENT OF
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 18th day of October, 2006.

BETWEEN:

NORD RESOURCES CORPORATION, a corporation
organized under the laws of Delaware

(the "Company")

AND:

JOHN T. PERRY, an adult individual residing in the County of
Pima, State of Arizona

(the "Executive")

WHEREAS

A.           The Company and the Executive entered into an executive employment agreement dated as of the 18th day of April, 2005 (the “Employment Agreement”) whereby the Executive agreed to act as the Senior Vice President and Chief Financial Officer of the Company subject to the terms and conditions set out in the Employment Agreement;

B.           Under Section 7 of the Employment Agreement:

(a)	the Executive is entitled to receive the following:

	(i)	in the event that the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Accrued Obligations,

(ii)

in the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Accrued Obligations and the continuation of Base Salary for the greater of (A) the remainder of the Term of Employment (assuming (I) no termination of Executive’s employment had occurred, and (II) no additional renewal of the Term of Employment occurs following the date of termination) and (B) twelve (12) months, as well as certain other benefits and rights as specified in the Employment Agreement,

	(iii)	in the event that the Executive’s employment is terminated following a Change of Control by the Company (for any reason other than Cause or the death or Disability of the Executive), or by written notice delivered by the Executive to the Company within sixty (60) days following the occurrence of such Change of Control, the Accrued Obligations and an amount equal to three times his Base Salary, payable in a lump sum within sixty (60) days following the termination of employment; and

(b)

the Executive, his estate or his beneficiaries, as the case may be, will be entitled to receive the Accrued Obligations, if any, in the event that the Executive’s employment is terminated due to his death or Disability;

C.           “Accrued Obligations” is defined in Section 1(a) of the Employment Agreement to include all accrued but unpaid Base Salary through the date of termination of the Executive’s employment;

D.           Under Section 4(a) of the Employment Agreement, the commencement of payment of the Base Salary to the Executive is contingent upon the Company’s receipt of at least ten million dollars ($10,000,000) in financing; and

E.           The parties hereto wish to amend the Employment Agreement to provide for the resignation of the Executive in the event of a Significant Transaction (as hereinafter defined) and to clarify the meaning of “Base Salary” for all purposes of Section 7 of Employment Agreement (including, without limitation, for the purpose of calculating Accrued Obligations) as hereby amended.

THIS AGREEMENT WITNESSES that in consideration of the payment by the Company to the Executive of consideration in the amount of US$10.00, the receipt and sufficiency of which is hereby acknowledged by the parties, the Company and the Executive agree as follows:

1.           The parties hereby agree to delete Section 1(a)of the Employment Agreement and substitute the following:

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid bonus in respect of any completed fiscal year which has been declared by the Board prior to the date of termination of Executive’s employment, (iii) any unpaid or unreimbursed permitted expenses incurred in accordance with Section 6 below, and (iv) that number of Common Shares of the Company representing any earned but unpaid interim compensation that is payable pursuant to 4(b) below through the date of termination of Executive’s employment; provided, however, that if the Company is obligated to issue Common Shares to Executive under any provision of this Agreement in payment of Accrued Obligations of the nature referred to in clause (iv) of this paragraph, the Company may in its sole discretion elect to fully pay and discharge such obligation by paying to Executive an amount in cash equal to the fair market value of such Common Shares determined by reference to the average trading price of the Company’s common stock on the primary stock market on which the Company’s stock may then be traded during the ten most recent trading days.

2.           The parties hereby agree to delete Section 1(c)of the Employment Agreement and substitute the following:

(c) “Base Salary” shall mean the salary provided for in Section 4(a) below including, without limitation, any increased salary granted to Executive pursuant to Section 4(a) below; provided, however, that for all purposes of Section 7 hereof (including, without limitation, for the purpose of calculating the Accrued Obligations), “Base Salary” shall mean the salary provided for in (or, if applicable, the increased salary granted to the Executive pursuant to) Section 4(a) below, on the assumption that the Company has already received at least ten million dollars ($10,000,000) in financing, regardless of whether or not the Company is actually then in receipt of such financing.

3.           For the purposes of this Agreement, “Significant Transaction” shall mean a significant corporate transaction in which:

(a)

any person, together with all affiliates and associates of such person, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 51% or more of the common shares the Company, or

(b)

there is a sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or of assets of the Company valued at $12,000,000 or greater.

4.           If the Company enters into an agreement with respect to a Significant Transaction in which any person, together with all affiliates and associates of such person, shall become the beneficial owner, directly or indirectly, of securities of the Company representing 51% or more of the common shares the Company, the Executive will voluntarily resign as Senior Vice President and Chief Financial Officer effective immediately prior to the completion of the Significant Transaction.

5.           In the event that the Executive ceases to be employed by the Company (other than by way of termination for Cause) in connection with the completion of a Significant Transaction other than one in which any person, together with all affiliates and associates of such person, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 51% or more of the common shares the Company, the Company shall provide to the Executive the payments and benefits set forth in the following sections of the Employment Agreement, subject to execution and delivery by the Executive to the Company of a mutual and general release of claims:

(a)	Section 7(g)(i)(A), which requires the Company to pay the Accrued Obligations in a lump sum within sixty (60) days following termination of employment,

(b)

Section 7(g)(i)(B), which contemplates the payment to the Executive of an amount equal to three times the Executive’s Base Salary, payable in a lump sum within sixty (60) days following termination of employment,

(c)

Section 7(g)(i)(C), which provides that if the Executive elects continuation of coverage of medical and dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, the Company will pay 100% of such premiums for the first 18 months of coverage, and

(d)

Section 7(g)(i) (D), which contemplates payment of premiums necessary for continuation of any Supplemental Disability Policy or, at the election of the Company, a lump sum amount equal to the aggregate premiums to be paid thereon, in either case for a period of 18 months following the effective date of termination;

provided, however, that in lieu of the payments and benefits set forth in sections 7(g)(i)(C) and Section 7(g)(i)(D) of the Employment Agreement, and in full payment and satisfaction the Company’s obligations to the Executive in respect thereof, the Company may in its sole discretion elect to pay to the Executive no later than the closing date of the Significant Transaction, a lump sum in cash equal to the aggregate of the premiums that would have been payable during the 18 months following the closing date of the Significant Transaction on the assumption that the premiums would be assessed and charged during that period at the same respective rates in force on the date of such payment.

6.           In the event of the completion of a Significant Transaction in which any person, together with all affiliates and associates of such person, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 51% or more of the common shares the Company, the Executive will not be entitled to receive the compensation contemplated by Section 7(g)(i)(B) of the Employment Agreement, but the Executive will be entitled to receive in lieu thereof the sum of Two Hundred and Twenty-Five Thousand Dollars ($225,000) in cash, payable on the closing date of such Significant Transaction (or as soon as practicable thereafter), and the benefits set out in the following sections of the Employment Agreement: Section 7(g)(i)(A), Section 7(g)(i)(C), and Section 7(g)(i) (D); provided, however, that in lieu of the payments and benefits set forth in sections 7(g)(i)(C) and Section 7(g)(i)(D) of the Employment Agreement, and in full payment and satisfaction the Company’s obligations to the Executive in respect thereof, the Company may in its sole discretion elect to pay to the Executive no later than the closing date of the Significant Transaction, a lump sum in cash equal to the aggregate of the premiums that would have been payable during the 18 months following the closing date of the Significant Transaction on the assumption that the premiums would be assessed and charged during that period at the same respective rates in force on the date of such payment.

7.           Section 11 of the Employment Agreement is hereby deleted in its entirety and replaced by the following:

“Section 11: Excise Taxes-Modified Cap

Anything in this Agreement notwithstanding, if any payment or benefit to which Executive is entitled to from the Company (the ‘Payments,’ which will include the vesting of stock awards or other benefit or property) is more likely than not to be subject to the tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (or any successor provision to that section), the Payments shall be reduced to the extent required to avoid application of such tax if (and only if) such reduction will increase the amount that the Executive would retain after payment of the excise tax and applicable income taxes. The Executive will be entitled to select the order in which Payments are to be reduced in accordance with the preceding sentence. Determination of whether Payments would result in the application of the tax imposed under section 4999, and the amount of reduction that is necessary so that no such tax is applied, shall be made, at the Company's expense, by the independent accounting firm employed by the Company immediately prior to the occurrence of any change in control of the Company which will result in the imposition of such tax.”

8.           The Company agrees that to the extent that the terms of the Employment Agreement are not modified by this agreement, the Employment Agreement will remain in full force and effect.

9.           The Executive acknowledges that he has had the opportunity to seek and was encouraged by the Company to seek independent legal advice prior to the execution and delivery of this agreement and that, in the event that he did not avail himself of that opportunity prior to signing this agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defence to the enforcement of his obligations under this agreement.

10.          All capitalized terms used herein without definition will have the respective meanings assigned thereto in the Employment Agreement.

11.          This agreement shall be governed by and in accordance with the laws of the State of Arizona.

12.          This agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Delivery of an executed copy of this agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this agreement as of its effective date.

          IN WITNESS WHEREOF the parties have executed this agreement as of the day and year first above written.

NORD RESOURCES CORPORATION

Per:	/s/ Erland A. Anderson
Name: Erland A. Anderson
Title: President and Chief Executive Officer

/s/ John T. Perry
JOHN T. PERRY